Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (“this Agreement”) is made by and between Marion “Chip” Starns V (“Employee”) and ScanTech Identification Beam Systems, LLC (“Company”), on this the 1st day of June, 2011 (the “Effective Date”).

WHEREAS, Company has agreed to hire Employee, compensate Employee, provide Employee with certain employment-related benefits, compensate Employee for bonuses accrued by the Employee as an employee of Identification Beam Systems, LLC (“IBS”) and provide various information and other services to Employee;

WHEREAS, in exchange for these things, Employee has agreed to execute this Agreement;

NOW, THEREFORE, for and in consideration of the compensation paid and to be paid to Employee, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged by Employee, Employee hereby agrees with Company, for its benefit and the benefit of its successors and assigns, and each of them, as follows:

1.	Definitions.

(a)	“Company” means ScanTech Identification Beam Systems, LLC.

(b)           “Cause” shall mean (i) any act or omission of Employee constituting fraud under the laws of the State of Georgia or the United States of America; or (ii) a finding of probable cause, or a plea of guilty or nolo contendere to, a felony, or a crime involving moral turpitude, involving Employee; or (iii) the Employee's personal dishonesty, incompetence, willful misconduct, or negligence in the performance of assigned duties or responsibilities, or breach of fiduciary duty involving personal profit, in each case as determined by the Company in its sole discretion; or (iv) the Employee's insubordination, or other willful failure to perform stated duties or materially adhere to the Company's policies or procedures or any directions of a person to whom the Employee reports; or (v) the Employee's provision of any services to ScanTech Sciences, Inc. or any other affiliate of ScanTech Holdings, LLC other than Company, or to any successor thereto, other than up to two business days per month for ScanTech Sciences, Inc., or as otherwise directed or permitted by the Board of Directors of the Company; or (vi) the Employee's breach of any of the substantive terms of this Agreement.

(c)           “Disability” means any medically determinable physical or mental illness which prevents, or is likely to prevent, Employee from performing his assigned duties and responsibilities for a period of ninety (90) consecutive days or for at least 120 days in any twelve (12) month period.

(d)           “IBS” means Identification Beam Systems, LLC, a Virginia limited liability company.

(e)           “Investment Agreement” means the Investment Agreement by and among ScanTech Identification Beam Systems, LLC, SIBS Investor, LLC, Identification Beam Systems, LLC and ScanTech Holdings, LLC dated as of June 1, 2011.

2.             Duties and Responsibilities. Company hereby employs Employee, and Employee hereby accepts employment with Company upon the terms and conditions hereinafter set forth. Employee shall serve Company as Director - Operations. The duties of Employee shall be as set forth on Exhibit “A”, and as such duties may be changed, altered, or amended by the President or by the Company (the “Duties”). Employee shall further perform such other duties related to the business of Company as may from time to time be reasonably requested of him by Company. Employee shall report to President or to such other person as may be designated by Company. Employee shall devote all of his skills, time, and attention solely and exclusively to said position and in furtherance of the business and interests of Company, other than up to two business days per month, which Employee may devote to ScanTech Sciences, Inc. Employee further agrees to act in accordance with all policies and procedures of Company.

3.             Term of Employment. The term of this Agreement (“Term”) shall commence as of the Effective Date and initially continue until the day before the second (2nd) anniversary date of the Effective Date. On the day thirty (30) days immediately prior to the last day of of the Term, the Term shall be renewed and extended for an additional twelve (12) months from the end thereof; provided, however, that the Term shall not be renewed or extended after the date on which Employee or the Company provides written notice of non-renewal to the other party to this Agreement. Notwithstanding the foregoing, the Term shall expire immediately following the termination or resignation of the Employee's employment with the Company during the Term.

4.             Base Salary. Employee shall be paid an initial base salary at an annual rate of One Hundred Eighty-Five Thousand Dollars ($l 85,000) which shall be paid in approximately equal installments in accordance with Company's regular payroll practices (“Base Salary”). Upon each anniversary of the Effective Date during the Term, the Base Salary shall be increased by five percent (5%) of its then current value. Prior to each such anniversary date, the Board of Directors of the Company (“Board”) shall review the Executive's Base Salary and may, in its discretion, approve further increases thereto.

5.             Equity Incentive Program. Employee shall be eligible to participate in an equity incentive plan with terms and conditions established by the Board or a committee thereof, and to receive thereunder a “profits-only” interest in the Company, representing six tenths of a percent (0.6%) of the total common equity of the Company as of the Effective Date as outlined in Exhibit B, that shall vest in Employee as of the Effective Date, on terms and conditions, determined by the Board or a committee thereof.

6.             Employee Bonus. Employee shall be eligible to participate in any bonus program as the Company may adopt or maintain in its sole discretion from time to time for its similarly situated employees, subject to the terms and conditions of any such program.

7.	Fringe Benefits.

(a)           Company shall provide Employee with any health and life insurance coverage, sick leave, personal leave, disability programs, tax-qualified retirement plans, paid holidays, expense reimbursement policies and such other fringe benefits of employment, if any, as Company may provide from time to time for its similarly situated employees. The types of fringe benefits, if any, provided, and the specific terms and conditions upon which they are provided from time to time shall be determined by Company in its sole discretion.

(b)           Paid Time Off. For the 2011 calendar year and each calendar year thereafter, Employee shall be entitled to twenty (20) days of paid time off (“PTO”) per year, accrued in four substantially equal portions on the first day of each calendar quarter of the year. Unused PTO of up to twenty (20) days remaining at the end of each calendar year will carry over to the following year. Unused PTO of up to twenty (20) days accrued by Employee as an employee of IBS as of the Effective Date will carry over to the portion of the 2011 calendar year beginning on the Effective Date. Employee's accrued but unused PTO shall be capped at, and shall not exceed, thirty (30) days at any time. If a planned and approved PTO has to be cancelled due to the needs of the Company and the employee is unable to reschedule the PTO within the calendar year, the Company reserves the option of paying the employee for the cancelled PTO in lieu of rescheduling the PTO.

8.	Termination of Employment.

(a)           Termination of Employment by Company. The Company may terminate Employee's employment hereunder at any time for any reason or no reason.

(b)           Death or Disability. Employee's employment hereunder shall terminate immediately upon his death and may be terminated at any time by Company in its sole discretion for Employee's Disability.

(c)           Resignation of Employment by Employee. Employee shall be entitled to resign from employment with the Company at any time for any reason or for no reason.

9.	Amounts Payable Upon Termination of Employment.

(a)           Termination by Company Without Cause. In the event Employee's employment is terminated by Company without Cause, other than for death or Disability, during the Term, the Company shall pay Employee severance equal to six (6) months of Base Salary payable over the six (6) month period beginning immediately after termination, according to the Company's customary payroll practice for salaries, subject to Employee's timely, effective release of the Company and its affiliates in such form as the Company shall provide in its discretion, provided that no such release shall be required if the Company does not provide the Employee with the form of such release on or before the day five (5) days after such termination of employment. Notwithstanding anything in this Section 9(a) to the contrary, no amount shall be paid pursuant to this Section 9(a) before the day sixty (60) days after the Employee's termination of employment, and any amount(s) otherwise payable hereunder before such day shall be deferred until and paid upon such day.

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(b)           Standard Termination Entitlements. In the event that the Employee resigns, or the Company terminates, Employee's employment with the Company, except as otherwise may be provided in Section 9(a), the Employee shall be entitled to receive only his compensation, if any, that is accrued but unpaid as of such resignation or termination, and the benefits, if any, due to Employee as of such date as a former employee of the Company under the benefit plans of the Company in which the Employee has participated.

10.	Ownership and Protection of Confidential Information.

(a)           Employee acknowledges that in the performance of his duties on behalf of IBS, and in the performance of his Duties hereunder on behalf of the Company, whether before, on or after the Effective Date, Employee has had and may from time to time have access to, and has been or may from time to time be provided with, “Proprietary Information” (as hereinafter defined). Employee agrees that he will not, directly or indirectly, disclose, publish, disseminate or use any Proprietary Information, except as authorized herein, and represents that he has not, directly or indirectly, disclosed, published, disseminated or used any Proprietary Information, except in each case as authorized herein. Employee may use Proprietary Information to perform the Duties, but in doing so will only allow dissemination of Proprietary Information to a third party on a strict need-to-know basis (provided such third parties are first informed of the confidential nature of such information and directed to use or disclose it only as permitted herein). If disclosure of any Proprietary Information is required by law, a court or agency of the government, then Employee may make such disclosure after providing the Company with reasonable notice (to the extent legally permissible) so that the Company may seek protective relief.

(b)           For purposes of this Section 10, the following terms shall have the following meanings:

(i)           “Confidential Information” shall mean (A) the confidential data or information belonging to or pertaining to Company other than “Trade Secrets” (as defined below), which is of tangible or intangible value to the Company and that is not generally known but is generally known only to the Company and those of its employees, independent contractors or agents to whom such information must be confided for business purposes, including, without limitation, information regarding Company's customers, suppliers, partners and affiliates, gained by Employee as a result of his affiliation with Company, and (B) the confidential data or information existing before, on or after the date hereof belonging to or pertaining to IBS other than “Trade Secrets”, which is of tangible or intangible value to the Company or IBS, and that is not generally known but is generally known only to the Company or IBS and their respective employees, independent contractors or agents to whom such information must be confided for business purposes, including, without limitation, information regarding Company's or IBS' customers, suppliers, partners and affiliates, gained by Employee as a result of his past affiliation with IBS.

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(ii)         “Proprietary Information” shall mean Confidential Information and Trade Secrets.

(iii)        “Trade Secrets” shall mean information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a design, a specification, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information:

(A)           derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B)           is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(iv)        To the extent that the above definitions contained in paragraphs 10(b)(i) and 10(b)(iii) are inconsistent with definitions of “confidential information” and “trade secrets” mandated under applicable law, the foregoing definitions shall be deemed amended to the degree necessary to render them consistent with applicable law.

(c)	The following shall not be considered to be Proprietary Information:

(i)           any information that was in the public domain through no fault or act of Employee prior to the disclosure thereof to Employee;

(ii)          any information that comes into the public domain through no fault or act of Employee; and

(iii)         any information that is disclosed without restriction to Employee by a third party (which term shall not include any equity holder, affiliate, or counsel, accountants and other non-employee representatives of affiliated entitles, or of any of their respective equity holders, affiliates or related Persons) having the legal right to make such disclosure.

(d)           Upon the Employee's termination or resignation of employment, or when earlier requested by the Company, Employee will deliver promptly to the Company all tangible Proprietary Information and all other files, customer lists, management reports, drawings, memoranda, forms, financial data and reports and other materials or documents and equipment provided to, or obtained or created by Employee in connection with the Duties (including all copies of the foregoing, and including all notes, records and other materials of or relating to the Company or its customers) in his possession or control and shall destroy all other Proprietary Information in his possession but in no event shall Employee be required to return any of his personal files.

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11.	Non-Competition Agreement.

(a)           Employee agrees that during his employment with Company, and for a period of (i) six (6) months immediately following the Company's termination of Employee's employment without Cause or for Disability, or (ii) one (1) year immediately following the termination or resignation of Employee's employment for any other reason or no reason, Employee will not, directly or indirectly, serve in a similar capacity with any person, firm, business entity or corporation which is competitive in any way with the business conducted by Company, in any location in which IBS or Company does or has done business during the term of the Employee's employment or engagement as a consultant therewith. The business conducted by Company is the designing, developing, manufacturing, marketing, selling and distributing of inspection systems for security applications (including terrorism detection and prevention) and related purposes, and providing services and other activities related thereto, of the type conducted, authorized, offered, or provided within two years prior to the earlier of (x) the date of any such service and (y) the Employee's termination or resignation (“Company's Business”).

(b)           Employee acknowledges that Employee has served IBS and will serve Company as a key employee, manager and supervisor; that Employee has had and shall have a primary duty of managing operations of IBS and Company and customarily and regularly directed and directs the work of two or more IBS and/or Company employees or independent contractors; and that Employee has performed and shall perform the duties of a key employee. Employee hereby waives any and all rights Employee may have, in any action or proceeding relating to the enforcement or enforceability of the provisions of this Section 11, to make any argument or assertion to the contrary.

12.	Transfer and Assignment to the Company.

(a)           Any Work Product has been, is and will be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and owned exclusively by the Company. In this Agreement, “Work Product” means work product, property, data, documentation, “know-how,” Trade Secrets, concepts, plans, designs, devices, formulae, writings, works of authorship, trademarks, service marks, inventions, improvements, techniques, processes, derivative works or information of any kind, prepared, conceived, discovered, developed or created by Employee during the term of and in connection with his employment with the Company or with, to the extent not already assigned thereto, IBS, whether before, on or after the Effective Date. Employee hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Employee has had, has or will have, by operation of law or otherwise, in or to any Work Product including, without limitation, all patents, copyrights, trademarks, service marks, trade secrets and other intellectual property rights. Employee agrees to execute and deliver to the Company any transfers or other instruments which the Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in the Company.

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(b)           Employee hereby irrevocably constitutes and appoints the Company as his agent and attorney-in-fact, with full power of substitution, in the name, place and stead of Employee, to execute and deliver any and all assignments or other instruments described in Section 12(a) above that Employee fails or refuses promptly to execute and deliver. The foregoing power and agency are coupled with an interest and are irrevocable.

13.	Non-Solicitation of Customers and Prospective Customers.

(a)           During the term of Employee's employment, Employee will not, directly or indirectly, engage in or become interested in (as an individual, partner, stockholder, director, officer, principal, agent, employee, trustee, lender of money or in any other relation or capacity whatsoever, except that Employee may acquire and hold shares of an entity not to exceed two percent (2%) of the outstanding shares of stock of the entity if such shares of stock are publicly traded in the over-the-counter market or listed on a national securities exchange) any business that solicits, or attempts to solicit, either directly, indirectly or by assisting others, any business from any customer or actively sought prospective customer of Company with whom Employee has or had material contact as a customer or an actively sought prospective customer of Company during his employment or engagement with IBS or Company, for the purpose of providing products or services competitive with Company's Business, transferring a customer's account from the Company to the business in which Employee is engaged or interested in, or otherwise discontinuing the customer's business relationship with the Company.

(b)           During the term of Employee's employment, and for a period of one (1) year thereafter, Employee will not solicit, attempt to solicit or assist anyone else in soliciting any customer or actively sought prospective customer of Company with whom Employee had material contact during his employment or engagement with IBS or Company as a customer or an actively sought prospective customer of Company, for the purpose of providing products or services competitive with the Company's Business, transferring a customer's account from Company to Employee or another person, or otherwise discontinuing the customer's business relationship with Company.

(c)           For purposes of this section, “solicit” means to solicit, approach, communicate with, call upon or contact by mail, telephone, in person or by any other means, directly, indirectly or by assisting others.

14.	Non-Solicitation of Company's Employees.

(a)           During the term of Employee's employment, Employee will not, directly or indirectly, engage in or become interested in (as an individual, partner, stockholder, director, officer, principal, agent, employee, trustee, lender of money or in any other relation or capacity whatsoever, except that Employee may acquire and hold shares of an entity not to exceed 2% of the outstanding shares of stock of the entity if such shares of stock are publicly traded in the over-the-counter market or listed on a national securities exchange) any business that solicits, either directly, indirectly or by assisting others, any employee of Company for the purpose of hiring, offering to hire or otherwise inducing or encouraging that employee's resignation or termination from Company.

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(b)           During the term of Employee's employment, and for a period of one (1) year thereafter, Employee will not solicit, attempt to solicit or assist anyone else in soliciting any employee of Company for the purpose of hiring, offering to hire or otherwise inducing or encouraging that employee's resignation or termination from Company.

(c)            For purposes of this section, “solicit” means to solicit, approach, communicate with, call upon or contact by mail, telephone, in person or by any other means, directly, indirectly or by assisting others.

15.	Relief.

(a)           Employee acknowledges and agrees that (i) the Company has a legitimate business interest in preserving its investment in its Proprietary Information, (ii) the restrictions set forth in Sections 10, 11, 13 and 14 of this Agreement constitute reasonable restrictions to protect the Company's legitimate business interests; (iii) such restrictions are reasonable in duration, geographic scope and the scope of the business protected; (iv) observing such restrictions will not unreasonably impair the Employee's ability to seek or secure employment or engagement following termination of employment with the Company; (v) the Employee's employment with the Company, and the severance payments provided under and other terms and conditions of this Agreement constitute adequate consideration for the Employee's adherence to such restrictions. Employee further acknowledges and agrees that, in the event of a breach of any of Sections 10, 11, 13 or 14 of this Agreement, it would be difficult to fully compensate Company for damages for breach of Employee's obligations thereunder, that Company would suffer immediate and irreparable harm, that a remedy at law would be inadequate and that Company shall be entitled to an injunction restraining such breach. Accordingly, Employee specifically agrees that Company may be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damages, and hereby waives any and all rights, in any action or proceeding relating to the enforcement or enforceability of the provisions of this Section 15, to make any argument or assertion to the contrary.

(b)           This provision with respect to injunctive relief shall not, however, diminish the right of Company to claim and recover damages in addition to injunctive relief or to pursue any other remedies available to it by law or by this Agreement for breach, violation or threatened breach or violation of the provisions of this Agreement, including, but not limited to, the recovery of damages from Employee or any other person, firm, corporation or entity.

16.           Nonwaiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of both parties.

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17.           Notices.     Any notice or other communication required or permitted hereunder shall be deemed sufficiently given if delivered by hand or sent by registered or certified mail, return receipt requested, postage and fees prepaid, addressed to the party to be notified as follows:

(a)	If to the Company:	SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

Attn: Dolan Falconer
75 5th Street, Suite 430
Atlanta, Georgia 30308
Telephone: (404) 526-6220
Facsimile: (404) 526-6221

(b)	If to Employee:	Marion “Chip” Starns V
4813 Fernie Court
Marietta, Georgia 30068
Telephone: (770) 480-588 l

or in each case to such other address as either party may from time to time designate in writing to the other. Such notice or communication shall be deemed to have been given as of the date so delivered or five (5) days after the date so mailed.

18.           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to any applicable conflicts of laws, except to the extent that certain matters may be governed by federal law by reason of preemption.

19.           Entire Agreement; Amendment. This Agreement contains the sole and entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior discussions and agreements between the parties relating to such retention and any such prior agreements shall, from and after the date hereof, be null and void. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

20.           Severability and Modification. The unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions hereof, but such remaining provisions shall be construed and interpreted in such a manner as to carry out fully the intent of the parties hereto; provided, however, that should any judicial body or arbitrator interpreting this Agreement deem any provision hereof to be unreasonably broad in time, territory, scope or otherwise, it is the intent and desire of the parties hereto that such judicial body or arbitrator, and the parties hereto authorize such judicial body or arbitrator to, to the extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid, and to enforce such provision as so modified.

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21.           Interpretation. Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all parties hereto and/or their agents have participated in the preparation of this Agreement equally.

22.           Parties Bound. This Agreement shall inure to the benefit of, and be binding upon Employee, the Company, and their respective successors and permitted assigns; provided that Employee may not assign this Agreement or any part hereof without the prior written consent of the Company.

23.           Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

24.           Indemnification. Employee hereby indemnifies and agrees to defend and hold harmless the Company and its members, employees, directors, officers, agents, affiliates and independent contractors from and against any and all damages, losses, costs (including, without limitation, court costs and attorneys' fees), settlements, suits, actions, expenses, liabilities and claims of any kind caused by or resulting from any breach of this Agreement by Employee or any other act or omission of Employee which is not the result of the gross negligence or willful misconduct of the Company.

25.           Accrued Bonus. The Company shall pay the Employee Thirty Thousand Dollars ($30,000) for bonuses accrued by the Employee as an employee of IBS (the “Accrued Bonus”) upon the day thirty (30) days after the later of the Effective Date or the Initial Closing, subject to Employee's timely, effective release of the Company and its affiliates in the form attached hereto.

26.           Specific Waivers. Employee hereby waives any and all rights Employee may have to any unpaid compensation and/or reimbursements and/or any late fees thereon for employment with IBS, in exchange for payment of the Accrued Bonus and in consideration of the Employee's employment by the Company and other terms and conditions of this Agreement.

27.           Investment Agreement. This Agreement is effective as of the date hereof, but, in the event that the Investment Agreement does not result in an Initial Closing (within the meaning of the Investment Agreement, the “Initial Closing”) by July 1, 2011, then this Agreement shall be void ab initio.

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28.           Survival. The provisions of any sections of this Agreement which by their terms contemplate performance after the expiration of the Term or other termination of this Agreement (including, but not limited to, Sections 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 24, 26 and 29) shall survive the expiration of the Term or other termination of this Agreement.

29.           Internal Revenue Code Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent necessary to comply with section 409A of the Internal Revenue Code of 1986 (the “Code”), if the Employee is a “specified employee” (within the meaning of section 409A of the Code) of an issuer of publicly-traded securities on the date of his “separation from service” (within the meaning of section 409A of the Code), any payment of “deferred compensation” (within the meaning of section 409A of the Code) that becomes due under this Agreement on or after the Employee's separation from service shall be deferred until the first business day that is six months and one day after such separation from service. To the extent required for compliance with section 409A of the Code, references herein to “termination of employment” shall be deemed to be references to “separation from service” (within the meaning of section 409A of the Code). To the extent possible, the parties hereto intend amounts payable under Section 9(a) of this Agreement to be excepted from section 409A as payment under a separation pay plan pursuant to Treasury Regulation 1.409A-1(b)(9).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

By:	/s/ Dolan P. Falconer
Name: Dolan P Falconer
Title: President

EMPLOYEE:
/s/ Marion “Chip Starns V

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EXHIBIT A

DUTIES

As Director of Operations, duties may include, but not be limited to, the following items:

Plans, develops and implements strategy for operational and project management and business development to ensure that operational objectives and goals including performance, budgets and timescales are achieved. Develops and directly manages field operations and projects including coordinating and participating in requisite domestic and international travel. Supervises full and part time employees and consultants and coordinates human resources and administrative activities. Develops and evaluates operational strategies and performance objectives and coordinates inter-company resources to ensure all operational needs are effectively managed and prioritized in the interest of the overall corporation. Establishes and maintains appropriate systems for measuring necessary aspects of operational and contract management and development Monitors, measures and reports on operational issues, opportunities and development plans and achievements within agreed formats and timescales Ensures company expenditures are maintained within agreed and established budgets Coordinates business development activities including developing and conducting technical, marketing and management presentations.

EXHIBIT B

EQUITY INCENTIVE PLAN - PROFITS INTERESTS

Company shall establish an equity incentive plan (the “EIP”) pursuant to which each designated participant shall receive a profits interest in the Company subject to the terms and conditions of the EIP. The terms of participation and allocation and vesting of profits interests under the EIP shall be determined by the Board of Directors of Company or a committee thereof. The total allocable profits interest under the EIP shall be 15% of the total common equity of the Company, with one-third (1/3rd) of such total reserved for future hires of the Company. Any profits interest allocated to Employee under the EIP shall be subject to the terms and conditions of the EIP, including those regarding allocation and vesting.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO DISTRIBUTIONS SHALL BE PAYABLE TO ANY EIP PARTICIPANT WITH RESPECT TO ANY UNVESTED PROFITS INTERESTS ALLOCATED TO SUCH PARTICIPANT. SUCH EIP PARTICIPANT SHALL BE ELIGIBLE TO RECEIVE DISTRIBUTIONS WITH RESPECT TO SUCH PROFITS INTERESTS ONLY AS OF VESTING OF SUCH PROFITS INTERESTS AND THEN ONLY WITH RESPECT TO DISTRIBUTIONS ON OR AFTER SUCH VESTING.

AGREEMENT AND RELEASE

THIS AGREEMENT AND RELEASE is made and entered into by and between ScanTech Identification Beam Systems, LLC, a Delaware limited liability corporation, Identification Beam Systems, LLC, a Virginia limited liability company, ScanTech Holdings, LLC, a Georgia limited liability company, (collectively, or individually, the “Employer”) and Marion “Chip” Starns V (the “Employee”). In consideration of the mutual promises and covenants contained herein, Employer and Employee agree as follows:

1.             Employee and Employer acknowledge and agree that Employee's receipt of the Accrued Bonus, as described in Section 25 of the Employment Agreement by and between Marion “Chip” Starns V and ScanTech Identification Beam Systems, LLC on the 1“ day of June, 2011 (the “Employment Agreement”), is contingent upon the Employee's execution of this Agreement and Release. The terms of the Employment Agreement are incorporated herein by reference.

2.             Employee acknowledges his obligations under the terms of the Employment Agreement including, but not limited to, the covenants set forth in Sections 10, 11, 13 and 14 of the Employment Agreement.

3.             Employer acknowledges its obligations under the terms of the Employment Agreement as set forth therein.

4.             (a)            Employee hereby irrevocably and unconditionally releases, remits, acquits and discharges Employer and York Special Opportunities Fund, L.P., their past and present parents, subsidiaries, affiliates, and divisions, and its and their past and present officers, directors, partners, attorneys, accountants, members and shareholders, as well as any benefit plans and the trustees, fiduciaries, and administrators of those plans, and all successors and assigns of any of the foregoing (hereinafter referred to as "Releasees") jointly and individually, from any and all claims, known or unknown, civil or criminal, vested or contingent, which Employee, Employee's heirs, successors or assigns have or may have against Releasees to the date of this Agreement and Release, and from any and all liability which Releasees have or may have to Employee whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising from any and all bases, however denominated, to the date of this Agreement and Release.

 (b)           The claims released by Employee include, but are not limited to, any claims of harassment or discrimination (for example, on the basis of age, sex, race, disability, or national origin) under any federal, state or local law, rule or regulation, including, but not limited to the Americans with Disabilities Act, 42 U.S.C. §l 2101, et seq. ("ADA"); the Worker Adjustment and Retraining Notification Act (also known as “WARN”), 29 U.S.C. § 2101 et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. (“ADEA”); the Employee Retirement Income Security Act of 1974, as amended 29 U.S.C. §l00l, et seq. ("ERISA"); the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. §l98l et seq. ("Civil Rights Act"); the Civil Rights Act of 1991, as amended, 42 U.S.C. §1981a et seq. (”CRA of 1991"); the Family and Medical Leave Act, 29 U.S.C. §2601 et seq. ("FMLA"); the Fair Labor Standards Act, 29 U.S.C. §201 et seq. ("FLSA"); the Equal Pay Act, 29 U.S.C. §206(d) et seq.; Title VII of the Civil Rights Act of 1964, as amended 42 U.S.C. §2000e, et seq. ("Title VII"); the New York Human Rights Law, the New York Retaliatory Action by Employer Law, the New York Civil Rights Law, the New York Nondiscrimination for Legal Actions Law, New York Wage-Hour Law, the New York Workers' Compensation Law, the New York Wage Payment Law, the New York City Human Rights Law and/or any other federal, state or local statutes, laws, rules and regulations pertaining to employment or service as an independent contractor, as well as any and all claims under state or federal contract or tort law including breach of contract, breach of a covenant of good faith and fair dealing, all unvested and/or vested rights under the Employee's IBS Agreement (as defined in the Employment Agreement), [all unvested and/or vested rights under the Employee's STH Agreement (as defined in the Employment Agreement),] or for any other benefit (except other vested benefits, claims for reported and incurred but unreported events under welfare benefit plans, insurance continuation and coverage conversion rights required to be offered under applicable law, rights in respect of unexercised warrants and benefits set forth in the Employment Agreement).

(c)            Employee certifies that as of the date this Release is signed, he has reported all accidents, injuries or known illnesses relating to or arising from his employment [and engagement] with Employer.

(d)           This Agreement and Release does not affect Employee's rights, if any, to vested benefits, to benefits (including benefits related to reported and incurred but unreported claims) under welfare benefit plans, insurance continuation and coverage conversion rights required to be offered under applicable law, or to rights as a membership interest holder. Nothing in this Agreement and Release is intended, nor shall be construed, to release future claims arising after the date of execution of this Agreement and Release nor to affect (i) Employee's ability to enforce the provisions of his Employment Agreement with respect to Employer's obligation, if any, to make any payments or provide any benefits to him in accordance with the terms thereof. However, in all other respects it is understood and agreed that pursuant to this Agreement and Release Employee has waived and released any and all other claims against any of the Releasees relating in any way to his employment [and engagement] with Employer.

S. Employee further agrees that he has not initiated and will not initiate any complaint, lawsuit or charge against Releasees seeking any personal recovery or personal injunctive relief with respect to any matter in any way arising out of his employment [or engagement] with Employer. Employee further agrees that he will not voluntarily participate in any action, charge, claim or complaint initiated or pursued by any individual, partnership, corporation or any other entity against the Releasees with respect to any matter in any way arising out of his employment [or engagement] with Employer, except as required by court order, subpoena, governmental agency or other judicial or arbitration process. However, nothing in this paragraph shall prohibit Employee from bringing an action to enforce the terms of this Agreement and Release or filing a timely charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or participating in any investigation or proceeding conducted by the EEOC regarding any claim of employment discrimination (although as noted above he has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint); provided, however, that this Agreement and Release shall not affect Employee's right to enforce his rights under this Agreement and Release and the Employment Agreement.

6.             Should any party hereto institute any action or proceeding to enforce any provision hereof, or for damages by reason of any alleged breach of any provision of this Agreement and Release, or for a declaration of such party's rights or obligations hereunder or to set aside any provision hereof, or for any other judicial or arbitration remedy, to the extent not otherwise prohibited by law the substantially prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, such amount as the Court or arbitrator may adjudge to be reasonable attorneys' fees for the services rendered to the party finally prevailing in such action or proceeding.

7.             Employee agrees not to divulge the terms of this Agreement and Release or the Employment Agreement to anyone except his attorney, accountant, and immediate family members or spouse, except as required by law. To the extent that he does divulge the terms of this Agreement and Release or the Employment Agreement to such persons, he will advise them that they must not divulge the terms of this Agreement and Release.

8.             Employee further acknowledges that the only consideration for signing this Agreement and Release is as set forth in this Agreement and Release; that the consideration received pursuant to his Employment Agreement for executing this Agreement and Release is greater than that to which he would otherwise be entitled; that no other promise or agreements of any kind have been made to him by any person or entity whatsoever to cause him to sign this Agreement and Release.

9.             Employee understands and acknowledges that, pursuant to the Older Workers Benefit Protection Act (“OWBPA”) and the Age Discrimination in Employment Act (“ADEA”), Employee shall be provided up to twenty-one (21) days to review and consider this Agreement and Release before signing. If Employee voluntarily elects to sign this Agreement and Release prior to the expiration of twenty-one (2 l) days, Employee waives any and all claims under the OWBPA and the ADEA based on not waiting the full twenty-one days.

10.           Employee further acknowledges that he is competent to execute this Agreement and Release, has been given at least twenty-one (21) days to consider this Agreement and Release and has been advised that he should, and been given the opportunity to, consult advisors, including an attorney of his own choosing; and that he fully understands the meaning and intent of this Agreement and Release and enters into it freely, voluntarily and without duress or coercion.

11.           By this Agreement and Release, the parties do not admit misconduct or violation of any federal or state law or regulation or any Employer policy or procedure. Accordingly, this Agreement and Release shall not be admissible in any proceeding as evidence of any admission by Employee or Employer, except that the Agreement and Release may be introduced in any proceeding to enforce the Agreement and Release.

12.           If any provision of this Agreement and Release or the application thereof is held invalid, the invalidity shall not affect other provisions or applications and to this end the provisions of this Agreement and Release are declared to be severable; provided, however, that upon a finding by a court of competent jurisdiction that the waiver and release contained in paragraph 4 above is invalid or unenforceable in any way, Employee agrees, upon request by Employer, to promptly execute a waiver and release of comparable scope that is valid and enforceable.

13.           This Agreement and Release shall be construed under the laws of the State of Georgia and shall not be interpreted strictly for or against any party.

14.           It is understood and agreed that this Agreement and Release shall not be effective or enforceable for a period of seven (7) days following execution by Employee, and Employee may revoke this Agreement and Release for any reason during this seven (7) day period. It is further understood and agreed that no payments will be made to Employee hereunder until after the seven (7) day revocation period has ended.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

I acknowledge that I have carefully read this Agreement and Release and understand and agree to all of its terms including the full and final waiver and release of claims set forth above. I further acknowledge that I have voluntarily entered into this Agreement and Release, that I have not relied upon any representation or statement, written or oral, other than those set forth in this Agreement and Release, and that I have been advised that I should consult with an attorney before signing this Agreement and Release and have had an opportunity to consult with an attorney if I wished to do so. I acknowledge that I have been provided with twenty-one (21) days to consider this Agreement and Release and seven (7) days to revoke my signature of this Agreement and Release.

Agreed and accepted:

/s/ Marion “Chip) Starns V	Date	6/3/11
Marion “Chip) Starns V

WITNESS:

Date

Name:

THIS IS A LEGAL AGREEMENT, RELEASE AND COVENANT NOT TO SUE. READ CAREFULLY BEFORE SIGNING.

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